Exhibit 99.1

Filed by Old National Bancorp

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: United Bancorp, Inc.

Commission File No.: 000-16640

NASDAQ: ONB

oldnational.com
FOR IMMEDIATE RELEASE
April 28, 2014	Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

Old National reports 10.7% increase in 1st quarter earnings

• Tower Bank and Trust partnership completed on April 25

1ST QUARTER HIGHLIGHTS:

•	Quarterly net income of $26.5 million - a 10.7% increase over 1st quarter 2013 ($23.9 million)

•	Strong loan growth in new Michigan and Bloomington markets

•	Growth in wealth, insurance and investments revenue over 1st quarter of 2013

•	Improvement in noninterest expenses from the 1st quarter of 2013

•	Expansion in core net interest margin

Evansville, Ind. (April 28, 2014) – Today Old National Bancorp (NASDAQ: ONB) reported 1st quarter 2014 net income of $26.5 million, or $.26 per share. These results represent an 8.3% increase over the earnings per share of $.24 reported in the 1st quarter of 2013 and a 4.0% increase over the earnings per share of $.25 in the 4th quarter of 2013.

Old National Bancorp’s Board of Directors declared a quarterly cash dividend of $.11 per share on the Company’s outstanding shares. This dividend is payable June 16, 2014, to shareholders of record on June 2, 2014. For purposes of broker trading, the ex-date of the cash dividend is May 29, 2014.

In addition, Old National closed on its partnership with Tower Financial Corporation, headquartered in Fort Wayne, Indiana, on Friday, April 25. All Tower banking centers were converted to Old National banking centers over the weekend.

“These strong first quarter results included consumer loan growth across our footprint, overall loan growth in our newest markets in Bloomington (Indiana) and Southwestern Michigan, and continued growth in our Wealth Management, Investments and Insurance divisions,” said Old National President & CEO Bob Jones. “As we continue to transform the Old National franchise by expanding into vibrant, growing markets – as evidenced by our Tower Bank & Trust partnership and our pending partnership with Ann Arbor (Michigan)-based United Bancorp – we remain committed to our basic community banking mission in every community we serve.”

Committed to our Strategic Imperatives and 2014 Initiatives

Old National’s strong, steady performance amid continued economic and political headwinds, as well as its strong credit and capital positions, can be attributed to the Company’s unwavering commitment to the following three strategic imperatives: 1. Strengthen the risk profile; 2. Enhance management discipline; and 3. Achieve consistent quality earnings.

Guided by these three strategic imperatives, Old National’s primary initiatives for 2014 are: 1. Continue to grow core revenue; 2. Reduce operating expense; and 3. Transform the franchise into higher-growth markets, all while maintaining a strong credit culture and capital position.

Grow Core Revenue

Balance Sheet and Net Interest Margin

Total period-end loans at March 31, 2014, decreased slightly to $5.079 billion from $5.091 billion at December 31, 2013. The consumer loan portfolio increased $26.5 million during the quarter and was offset by a $23.6 million decline in covered loans as well as slight decreases in all other loan categories. On average, total loans were virtually flat, at $5.070 billion in the 1st quarter of 2014 compared to $5.067 billion in the 4th quarter of 2013. Of this slight change, covered loans decreased $25.3 million during the quarter while consumer loans increased $28.0 million in the current quarter.

Excluding covered loans acquired in the 2011 FDIC-assisted acquisition of Integra Bank, total loans increased $11.4 million to $4.884 billion at March 31, 2014, from $4.873 billion at December 31, 2013. Importantly, loans in the recently acquired Michigan and Northern Indiana branches grew $20.6 million to $46.4 million at March 31, 2014, from $25.8 million at the end of 2013. Also significant was the increase of $11.3 million experienced in the Bloomington, Indiana market during the 1st quarter of 2014.

At March 31, 2014, total core deposits, including demand and interest-bearing deposits, increased to $7.258 billion, compared to the $7.211 billion at December 31, 2013. Old National continues to experience a positive shift in the mix of interest-bearing deposits, as noninterest-bearing demand deposits increased $21.2 million and NOW, savings and money market accounts collectively increased $83.4 million while higher-cost time deposits declined $57.2 million. On average, total core deposits decreased to $7.175 billion during the 1st quarter of 2014 compared to $7.260 billion during the 4th quarter of 2013.

Total investments, including money market accounts, increased $14.0 million to $3.210 billion, from $3.196 billion at December 31, 2013. On average, total investments, including money market accounts, decreased $48.7 million, from $3.255 billion at December 31, 2013, to $3.207 billion at March 31, 2014.

Old National reported net interest income of $83.5 million compared to $81.2 million in the 4th quarter of 2013, and $79.0 million in the 1st quarter of 2013. Net interest income on a fully taxable equivalent basis was $87.4 million for the 1st quarter of 2014 and represented a net interest margin on total average earning assets of 4.22%. These results compare to net interest income on a fully taxable equivalent basis of $85.5 million and a margin of 4.11% in the 4th quarter of 2013 and net interest income on a fully taxable equivalent basis of $83.0 million and a margin of 4.04% for the 1st quarter of 2013. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.

The following table presents amounts and basis points related to the accretion of purchase accounting discounts recorded in net interest income during the periods presented from various Old National acquisitions:

($ in millions)	1Q13	1Q13*	4Q13	4Q13*	1Q14	1Q14*
Monroe Bancorp	$1.9	9 bps	$1.8	9 bps	$1.2	5 bps
Integra Bank	8.0	39 bps	7.3	35 bps	9.9	48 bps
Indiana Community Bancorp	5.1	25 bps	7.7	37 bps	6.9	33 bps
Total	$15.0	73 bps	$16.8	81 bps	$18.0	86 bps

*Represents basis points.

Fees, Service Charges and Other Revenue

Total fees, service charges and other revenue represent an important component of Old National’s revenue stream and amounted to $39.9 million, or 32.2% of the company’s total revenues, for the 1st quarter of 2014. This compares to $44.1 million in the 4th quarter of 2013 and $45.3 million in the 1st quarter of 2013. The declines are partially attributable to a $7.3 million unfavorable change in the indemnification asset relating to the 2011 FDIC-assisted acquisition of Integra Bank reported in the 1st quarter of 2014, compared to an unfavorable adjustment of $3.4 million and $2.3 million reported in the 4th quarter of 2013 and the 1st quarter of 2013, respectively. The 1st quarter of 2014 also included $2.4 million of insurance contingency income. Old National’s fee-based businesses of insurance, wealth management and investments saw year-over-year increases from the 1st quarter of 2013 of $1.1 million, $.1 million and $.3 million, respectively. The 4th quarter of 2013 included no seasonal insurance contingency income, a $.6 million gain on the sale of branches and an expense of $3.4 million in the change in indemnification asset.

Reduce Operating Expense

Old National continued to improve efficiency during the 1st quarter of 2014, and reported total noninterest expenses of $88.3 million. This represented an efficiency ratio of 67.77%. Excluding the merger and integration expenses associated with the completed merger of Tower Bank and the pending merger of United Bank of Michigan, as noted below, the efficiency ratio would have been 65.8%. These results compare to the $88.2 million in expenses and an efficiency ratio of 66.56% in the 4th quarter of 2013, and expenses of $90.2 million and an efficiency ratio of 68.34%, reported in the 1th quarter of 2013. Refer to Table 1 for Non-GAAP reconciliations. A lower effective tax rate also contributed to an improvement in Old National’s net income for the 1st quarter of 2014.

Included in Old National’s 1st quarter 2014 noninterest expenses were $2.5 million of merger and integration charges. Included in Old National’s 4th quarter 2013 noninterest expenses were $2.5 million of merger and integration charges as well as a $.5 million BSA/AML penalty.

Transform the Franchise into Higher-Growth Markets

Tower Financial Partnership Complete

On April 25, 2014, Old National Bancorp completed its previously announced partnership with Tower Financial Corporation in Fort Wayne, Indiana. Based on the closing price of $13.96 per share of Old National common stock on April 25, 2014, the transaction is estimated to be valued at approximately $110.3 million.

This acquisition, which includes six full-service banking centers in Fort Wayne and one in Warsaw, Indiana, strengthens the company’s position as the third largest branch network in Indiana. Old National also has branches in southern Illinois, western Kentucky and Louisville and southwestern Michigan.

The merger of Tower Bank & Trust Company, Tower Financial Corporation’s banking subsidiary, into Old National Bank, the banking subsidiary of Old National Bancorp, as well as the successful conversion of the financial system, was also completed on April 25, 2014.

At closing, each share of Tower common stock was converted into the right to receive 1.20 shares of Old National common stock as well as $6.75 in cash. Any fractional shares will be paid in cash.

Tower closed with strong 1st quarter 2014 net income of $2.2 million, net interest margin of 3.71% and an efficiency ratio of 64.45%. At March 31, 2014, Tower’s total loans were $407.9 million and core deposits were $496.8 million. Shareholders’ Equity also finished strong at $67.4 million.

“We are very pleased to close on the partnership with Tower,” said Jones. The associates at Tower worked very hard to produce a strong first quarter for Tower and we look forward to welcoming them on to our team. Their client focus has been excellent during this time of integration. I would also like to thank the Tower Board for their leadership; of particular note is the guidance of Mike Cahill who has done an excellent job of leading Tower during this time.”

United Bancorp partnership announced in January

On January 8, 2014, Old National and Ann Arbor-based United Bancorp, Inc. (OTCQB: UBMI) (“United”), jointly announced the execution of a definitive agreement under which Old National will partner with United through a stock and cash merger.

With nearly $922 million in total assets, an additional $685 million in wealth management assets under management, and a $982 million loan servicing portfolio as of March 31, 2014, United is a bank holding company with United Bank & Trust as its wholly-owned subsidiary. United Bank & Trust operates 18 full-service banking centers spanning four Southwestern Michigan counties. This partnership will double Old National’s presence in the state of Michigan.

The transaction, which is expected to close early in the 3rd quarter of 2014, is subject to approval by United’s shareholders and approval by federal and state regulatory authorities as well as the satisfaction of other customary closing conditions provided in the merger agreement. The merger agreement also provides that United Bank & Trust will be consolidated into Old National Bank.

Maintain a Strong Credit Culture

Old National’s credit quality remained strong, as the company recorded virtually no provision expense and net recoveries of $.4 million for the 1st quarter of 2014. These results compare to provision expense of $.8 million and net charge offs of $2.1 million, and provision expense of $2.3 million and net charge offs of $2.4 million, in the 1st quarter of 2013 and the 4th quarter of 2013, respectively. Net recoveries for the 1st quarter of 2014 were .03% of average total loans on an annualized basis, compared to net charge-offs of .19% of average total loans in the 4th quarter of 2013 and .17% of average total loans in the 1st quarter of 2013.

Excluding covered loans, Old National’s net recoveries for the 1st quarter of 2014 were $.2 million, compared to net charge-offs of $1.9 million reported in the 4th quarter of 2013 and $1.1 million reported in the 1st quarter of 2013. Old National recorded provision recapture, excluding covered loans, of $.4 million in the 1st quarter of 2014, compared to a provision expense of $1.3 million and provision recapture of $.6 million in the 4th quarter of 2013 and the 1st quarter of 2013, respectively.

Excluding covered loans, Old National’s allowance for loan losses at March 31, 2014, was $41.5 million, or .85% of total loans, compared to an allowance of $41.7 million, or .86% of total loans at December 31, 2013, and $47.3 million, or .99% of total loans, at March 31, 2013. The coverage of allowance to non-performing loans, excluding covered loans, increased to 39% at March 31, 2014, compared to 37% at December 31, 2013, and 31% at March 31, 2013.

“Our 1st quarter credit metrics continued the positive trajectory we have seen in recent quarters,” said Daryl Moore, Old National’s Chief Credit Officer. “I’m especially pleased with the low net charge offs in the quarter, as well as the improvements in our non-performing loans compared to both the 4th quarter of 2013 and the 1st quarter of 2013.”

The following table presents certain credit quality metrics related to Old National’s loan portfolio:

($ in millions)	1Q13	1Q13*	4Q13	4Q13*	1Q14	1Q14*
Non-Performing Loans (NPLs)	$219.6	$154.4	$144.2	$112.2	$132.5	$105.0
Problem Loans (Including NPLs)	303.1	221.7	195.3	159.8	200.9	170.5
Special Mention Loans	141.5	127.3	143.8	135.4	119.8	112.3
Net Charge-Off Ratio	.17%	.10%	.19%	.16%	(.03)%	(.02)%
Provision for Loan Losses	$.8	$(.6)	$2.3	$1.3	$0.0	$(0.4)
Allowance for Loan Losses	53.5	47.3	47.1	41.7	47.6	41.5

*Excludes	covered loans.

Maintain a Strong Capital Position

Maintaining a strong capital position continues to be a top priority as Old National strategically pursues growth opportunities. Old National’s capital position remained above industry requirements at March 31, 2014, with regulatory tier 1 and total risk-based capital ratios of 14.8% and 15.7%, respectively, compared to 14.3% and 15.2% at December 31, 2013, and 14.1% and 15.1% at March 31, 2013. Old National did not repurchase any shares of stock in the open market during the 1st quarter of 2014.

The following table presents Old National’s risk-based and leverage ratios compared to industry requirements:

	Well Capitalized	ONB at March 31, 2014
Tier 1 Risk-Based Capital Ratio	> 6%	14.8%
Total Risk-Based Capital Ratio	> 10%	15.7%
Tier 1 Leverage Capital Ratio	> 5%	9.3%

At March 31, 2014, Old National’s ratio of tangible common equity to tangible assets was 8.82%, compared to 8.52% at December 31, 2013, and 8.96% at March 31, 2013. Refer to Table 2 for Non-GAAP reconciliations.

About Old National

Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana and, with $9.5 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central Time on Monday, April 28 2014, to discuss 1st quarter 2014 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 8:00 a.m. Central Time on April 29 through May 13. To access the replay, dial 1-855-859-2056, conference code 29183728.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on Investor Relations at oldnational.com.

Table 1: Non-GAAP Reconciliation-Efficiency Ratio

(end of period balances - $ in millions)	1Q13	4Q13	1Q14
Efficiency Ratio – As Reported
Net Interest Income (FTE)	$83.0	$85.5	$87.4
Noninterest Income Less Security Gains	45.3	44.1	40.1
Revenue Less Securities Gains	128.3	129.6	127.5
Noninterest Expense	90.2	88.2	88.3
Intangible Amortization	2.5	1.9	1.8
Noninterest Expense Less Intangible Amortization	87.7	86.3	86.4
Efficiency Ratio – As Reported	68.34%	66.56%	67.77%
Impact of Current Year Partnerships:
Net Interest Income (FTE)	$—	$1.7	$—
Noninterest Income Less Securities Gains	—	1.8	—
Revenue Less Security Gains	—	3.5	—
Noninterest Expense	.1	5.8	2.5
Intangible Amortization	—	.2	—
Noninterest Expense Less Intangible Amortization	.1	5.6	2.5
Efficiency Ratio Excluding Impact of Current Year Partnerships:
Net Interest Income (FTE)	$83.0	$83.9	87.4
Noninterest Income Less Securities Gains	45.3	42.3	40.1
Revenue Less Security Gains	128.3	126.1	127.5
Noninterest Expense	90.0	82.4	85.8
Intangible Amortization	2.5	1.7	1.8
Noninterest Expense Less Intangible Amortization	87.5	80.7	83.9
Efficiency Ratio Excluding Impact of Current Year Partnerships	68.25%	63.97%	65.81%

Table 2: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	December 31, 2013	March 31, 2014
Total Shareholders’ Equity	$1,162.6	$1,185.2
Deduct: Goodwill and Intangible Assets	(378.7)	(376.8)
Tangible Shareholders’ Equity	$784.0	$808.4
Total Assets	$9,581.7	$9,544.8
Add: Trust Overdrafts	.1	.0
Deduct: Goodwill and Intangible Assets	(378.7)	(376.8)
Tangible Assets	$9,203.1	$9,168.0
Tangible Equity to Tangible Assets	8.52%	8.82%

Additional Information for Shareholders of United Bancorp, Inc.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Old National has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary Proxy Statement of United Bancorp, Inc. (“United”) and a preliminary Prospectus of Old National, and each of Old National and United has filed and will file other relevant documents concerning the proposed transaction. A definitive Proxy Statement/Prospectus will be mailed to shareholders of United. United Shareholders are urged to read the Registration Statement and the definitive Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Old National and United, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents (when available), free of charge, from Old National at www.oldnational.com under the tab “Investor Relations” and then under the heading “Financial Information” or from United by accessing United’s website at www.ubat.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

Old National and United and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of United in connection with the proposed merger. Information about the directors and executive officers of Old National is set forth in the proxy statement for Old National’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2014. Information about the directors and executive officers of United is set forth in United’s Annual Report on Form 10-K, as filed with the SEC on February 28, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National Bancorp’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefits and other effects of Old National Bancorp’s proposed merger with United Bancorp, Inc. (“United”). Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the merger with Tower Financial Corporation and proposed merger with United might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the United merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with Old National Bancorp’s businesses; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Old National Bancorp to execute its business plan (including its proposed acquisition of United Bancorp, Inc.); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of our internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this press release and other factors identified in Old National Bancorp’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”). These forward-looking statements are made only as of the date of this press release, and Old National Bancorp does not undertake an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.

OLD NATIONAL BANCORP

Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Mar. 31, 2014	Dec. 31, 2013	$ Change	% Change
Income Data:
Net Interest Income	$83,478	$81,187	$2,291	2.8
Taxable Equivalent Adjustment	3,931	4,359	(428)	(9.8)
Net Interest Income (FTE)	87,409	85,546	1,863	2.2
Fees, Service Charges and Other Revenues	39,925	44,077	(4,152)	(9.4)
Securities Gains (Losses) (a)	459	347	112	32.3
Derivative Gains (Losses)	179	20	159	N/M
Total Revenue (FTE)	127,972	129,990	(2,018)	(1.6)
Provision for Loan Losses	37	2,253	(2,216)	(98.4)
Noninterest Expense	88,252	88,227	25	0.0
Income before Taxes	39,683	39,510	173	0.4
Provision for Taxes (FTE)	13,173	14,961	(1,788)	(12.0)
Net Income	26,510	24,549	1,961	8.0
Per Common Share Data: (Diluted) (b)
Net Income	0.26	0.25	0.01	4.0
Average Diluted Shares Outstanding	100,325	100,718	(393)	(0.4)
Book Value	11.84	11.64	0.20	1.7
Stock Price	14.91	15.37	(0.46)	(3.0)
Performance Ratios:
Return on Average Assets	1.12%	1.02%	0.10%	9.8
Return on Average Common Equity (c)	9.03	8.40	0.63	7.5
Net Interest Margin (FTE)	4.22	4.11	0.11	2.7
Other Expense to Revenue (Efficiency Ratio) (d)	67.77	66.56	1.21	1.8
Net Charge-offs to Average Loans (e)	(.02)	0.16	(0.18)	(112.5)
Reserve for Loan Losses to Ending Loans (e)	.85	0.86	(0.01)	(1.2)
Non-Performing Loans to Ending Loans (e)	2.15	2.31	(.16)	(6.9)
Balance Sheet:
Average Assets	$9,492,161	$9,615,735	($123,574)	(1.3)
End of Period Balances:
Assets	9,544,780	9,581,744	(36,964)	(0.4)
Investments	3,192,623	3,179,085	13,538	0.4
Money Market Investments (f)	17,078	16,117	961	6.0
Commercial Loans and Leases	1,390,121	1,402,750	(12,629)	(0.9)
Commercial Real Estate Loans	1,225,393	1,242,818	(17,425)	(1.4)
Consumer Loans	1,074,137	1,049,974	24,163	2.3
Residential Real Estate Loans	1,382,630	1,387,422	(4,792)	(0.3)
Residential Real Estate Loans Held for Sale	6,169	7,705	(1,536)	(19.9)
Earning Assets	8,288,151	8,285,871	2,280	0.0
Core Deposits (Excluding Brokered CDs)	7,258,162	7,210,903	47,259	0.7
Borrowed Funds (Including Brokered CDs)	916,910	1,018,720	(101,810)	(10.0)
Common Shareholders’ Equity	1,185,237	1,162,640	22,597	1.9

(a)	Includes $100 and $1,000, respectively, for other-than-temporary impairment in 1st quarter 2014 and 4th quarter 2013.
(b)	Assumes conversion of stock options, restricted stock, and warrants.
(c)	Based on average common shareholders’ equity of $1,174,808 and $1,168,896, respectively, for March 31, 2014, and December 31, 2013.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP

Financial Highlights (Table B)

($ in thousands except per-share data)	Three-Months Ended March 31
(FTE) Fully taxable equivalent basis.	2014	2013	$ Change	% Change
Income Data:
Net Interest Income	$83,478	$79,050	$4,428	5.6
Taxable Equivalent Adjustment	3,931	3,912	19	0.5
Net Interest Income (FTE)	87,409	82,962	4,447	5.4
Fees, Service Charges and Other Revenues	39,925	45,308	(5,383)	(11.9)
Securities Gains (Losses) (a)	459	1,019	(560)	(55.0)
Derivative Gains (Losses)	179	(12)	191	N/M
Total Revenue (FTE)	127,972	129,277	(1,305)	(1.0)
Provision for Loan Losses	37	845	(808)	(95.6)
Noninterest Expense	88,252	90,183	(1,931)	(2.1)
Income before Taxes	39,683	38,249	1,434	3.7
Provision for Taxes (FTE)	13,173	14,304	(1,131)	(7.9)
Net Income	26,510	23,945	2,565	10.7
Per Common Share Data: (Diluted) (b)
Net Income	0.26	0.24	0.02	8.3
Average Diluted Shares Outstanding	100,325	101,547	(1,222)	(1.2)
Book Value	11.84	11.83	0.01	0.1
Stock Price	14.91	13.75	1.16	8.4
Performance Ratios:
Return on Average Assets	1.12%	1.01%	0.11%	10.9
Return on Average Common Equity (c)	9.03	8.00	1.03	12.9
Net Interest Margin (FTE)	4.22	4.04	0.18	4.5
Other Expense to Revenue (Efficiency Ratio) (d)	67.77	68.34	(0.57)	(0.8)
Net Charge-offs to Average Loans (e)	(.02)	0.10	(0.12)	(120.0)
Reserve for Loan Losses to Ending Loans (e)	.85	0.99	(0.14)	(14.1)
Non-Performing Loans to Ending Loans (e)	2.15	3.23	(1.08)	(33.4)
Balance Sheet:
Average Assets	$9,492,161	$9,476,561	$15,600	0.2
End of Period Balances:
Assets	9,544,780	9,673,691	(128,911)	(1.3)
Investments	3,192,623	3,281,933	(89,310)	(2.7)
Money Market Investments (f)	17,078	19,964	(2,886)	(14.5)
Commercial Loans and Leases	1,390,121	1,361,216	28,905	2.1
Commercial Real Estate Loans	1,225,393	1,384,232	(158,839)	(11.5)
Consumer Loans	1,074,137	979,779	94,358	9.6
Residential Real Estate Loans	1,382,630	1,386,815	(4,185)	(0.3)
Residential Real Estate Loans Held for Sale	6,169	14,583	(8,414)	(57.7)
Earning Assets	8,288,151	8,428,522	(140,371)	(1.7)
Core Deposits (Excluding Brokered CDs)	7,258,162	7,066,319	191,843	2.7
Borrowed Funds (Including Brokered CDs)	916,910	1,180,819	(263,909)	(22.3)
Common Shareholders’ Equity	1,185,237	1,199,665	(14,428)	(1.2)

(a)	Includes $100 and $0, respectively, for other-than-temporary impairment in 1st quarter 2014 and 1st quarter 2013.
(b)	Assumes conversion of stock options, restricted stock, and warrants.
(c)	Based on average common shareholders’ equity of $1,174,808 and $1,197,747 respectively, for 2014 and 2013.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.